Exhibit 10.1

CREDIT AGREEMENT

New York

Buffalo, New York                                     August 26, 2011

Borrower:  GTJ REIT, INC.

a(n) ☐ individual  ☒ corporation  ☐ general partnership   ☐ limited liability company   ☐

organized under the laws of Maryland

having its chief executive office at 444 Merrick Road, Suite 370, Lynbrook, New York 11563

Bank:              MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation with its chief executive office at One M&T Plaza, Buffalo, NY  14240.  Attention:  Office of General Counsel.

The Bank and the Borrower agree as follows:

1.              DEFINITIONS.

a.               “Action” has the meaning set forth in Section 2(f) hereof.

b.              “Affiliate” means with respect to any Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization which, directly or indirectly, controls or is controlled by or is under common control with such Person.  For the purpose of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities by contract or otherwise; provided that, in any event, any Person who owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interest of any Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

c.               “Capitalized Portfolio” means the (x) the sum of (a) net revenues from properties minus (b) operating expenses and straight-line rents plus (c) depreciation and amortization expenses divided by (y) seven and one-half percentage points (0.075), all determined with respect to the real estate operations of the Borrower only, calculated in accordance with G.A.A.P.

d.              “Cash Collateral” shall mean a deposit by the Borrower made in immediately available funds to a cash collateral account at the Bank and the taking of all action required to provide the Bank a first priority perfected security interest in such deposit.

e.               “Cash or Cash Equivalents” means (1) lawful money of the United States of America; (2) marketable securities issued or directly and fully or unconditionally guaranteed or insured by the United States or any agency or instrumentality thereof (provided that that full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) years from the date of acquisition thereof; (3) time deposits, banker’s acceptances, overnight bank deposits and certificates of deposit of any commercial bank (including, without limitation, the Payee) having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state, commonwealth or territory thereof, or the District of Columbia having, or any United States branch of a foreign bank having, capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one (1) year from the date of acquisition thereof; (4) commercial paper issued by any Person incorporated in the United States rated at least A 1 or the equivalent thereof by Standard & Poor’s Corporation, or at least P 1 or the equivalent thereof by Moody’s Investors Service, Inc., and in each case maturing not more than one (1) years after the date of acquisition thereof; (5) marketable direct obligations issued or fully guaranteed by the District of Columbia, any state, commonwealth or territory of the United States or any political subdivision thereof or any public instrumentality or taxing authority thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, rated at least A2 or the equivalent by Moody’s Investors Service, Inc. or A or the equivalent by Standard & Poor’s Corporation; (6) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (3) above or (ii) any other bank organized under the laws of the United States or any state, commonwealth or territory thereof or the District of Columbia so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation; (7) debt securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (3) above; (8) marketable short-term money market and similar securities having a rating of at least A 1 or the equivalent thereof by Standard & Poor’s Corporation, or at least P 1 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing within one (1) year after the date of creation or acquisition thereof; (9) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (5) entered into with any financial institution meeting the qualifications specified in clause (3) above; (10) investments with average maturities of one year or less from the date of acquisition in money market funds rated at least AAA- or the equivalent thereof by Standard & Poor’s Corporation or Aaa3 or the equivalent thereof by Moody’s Investors Service, Inc.; and (11) investments in money market or mutual funds investing 90% of their assets in securities of the types described in clauses (1) through (10) above.  For purposes of this definition, if at any time neither Standard & Poor’s Corporation nor Moody’s Investors Service, Inc. shall be rating such obligations, the reference herein to ratings shall be an equivalent rating by another nationally recognized statistical rating service reasonably acceptable to the Bank.

f.                 “Change of Control” means any event which results in (i) any Person, or two or more Persons acting in concert, acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; or (ii) during any period of up to 12 consecutive months individuals who at the beginning of such 12 month period were directors of the Borrower, , together with any director approved or nominated by the then majority of the Board of Directors of Borrower, ceasing for any reason to constitute a majority of the Board of Directors of the Borrower, or (iv) any Person, or two or more Persons acting in concert, acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will results in its or their acquisition of, or control over, securities of the Borrower (or securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors.

g.              “Closing Date” means August 26, 2011.

h.              “Code” means the Internal Revenue Code of 1986, as amended from time to time.

i.                  “Credit” means any and all credit facilities and any other financial accommodations made by the Bank in favor of the Borrower whether now or hereafter in existence.

j.                  “Debt Service Coverage Ratio” means (a) net revenues minus (i) operating expenses and straight-line rents plus (ii) without duplication, depreciation and amortization expenses, all calculated with respect to the proposed replacement property divided by (y) the total amount of the Facility in effect at such time plus interest expense on such amount (calculated at the interest rate then in effect, based upon a 25-year amortization schedule).

k.               “Default” shall mean any condition or event which upon notice, lapse of time or both would constitute an Event of Default.

l.                  “Divestiture” shall mean the sale, orderly liquidation or other disposition by the Borrower of the Operating Companies.

m.            “EBITDAR” means net earnings, plus interest, income taxes, depreciation and amortization expenses and rent expense, calculated exclusive of (i) non-cash gains or losses and (ii) other extraordinary items, all determined on a consolidated basis with respect to the Borrower and its Subsidiaries, and calculated in accordance with G.A.A.P.

n.              “Encumbered Properties” means those properties described on Schedule 1(m).

o.              “Event of Default” has the meaning set forth in Section 6 below.

p.              “Facility” shall mean the loans, advances and financial accommodations to be provided to the Borrower pursuant to this Agreement and the Note.

q.              “Fixed Charge Coverage Ratio” means the ratio of EBITDAR divided by (y) current portion of long-term debt (but excluding outstandings under the Facility or under any other non-amortizing credit facility, including non-amortizing mortgage notes in existence on the Closing Date and other non-amortizing mortgage notes assumed in connection with Permitted Acquisitions) plus rent expense plus interest expense, all determined on a consolidated basis with respect to the Borrower and its Subsidiaries, and calculated accordance with G.A.A.P.

r.                 “Funded Debt” means indebtedness for borrowed money, including, without limitation, capital leases, determined with respect to the real estate operations of the Borrower only, as calculated in accordance with G.A.A.P.

s.               “G.A.A.P.” means, with respect to any date of determination, generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants consistently applied and maintained throughout the periods indicated.

t.                 “Governmental Authority” means any nation or government, any state, province, city or municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

u.              “Guarantor” shall mean Farm Springs Road, LLC, a Connecticut limited liability company.

v.              “Hazardous Materials” includes, without limit, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49) U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule or regulation.

w.            “HFIC” means Hartford Fire Insurance Company.

x.                “Lease” means the lease between the Guarantor and HFIC with respect to the Premises.

y.              “Leverage Ratio” means (a) Funded Debt divided by (b) the Capitalized Portfolio, as calculated in accordance with G.A.A.P.  See Exhibit A attached hereto for a description of the approved calculation.

z.                “LIBOR Rate Loan” shall mean a Loan which bears interest at the LIBOR Rate.

aa.         “Liquidity” means unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries.

bb.       “Loan” shall mean a loan made to Borrower by the Bank pursuant to the Note.

cc.         “Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, or condition (financial or otherwise) of the Borrower, the Guarantor or the Premises or (b) the ability of the Borrower or the Guarantor to perform any of its material obligations under any Transaction Document to which it is a party.

dd.       “Net Worth” means (i) total assets (including tangible and intangible assets) minus loans to and receivables from any affiliated or related party minus (ii) total liabilities, all calculated on a consolidated basis with respect to the Borrower and its Subsidiaries in accordance with G.A.A.P.

ee.         “Non-operating Companies” shall mean those Subsidiaries and Affiliates of the Borrower that are not Operating Companies.

ff.             “Note” means the Standard LIBOR Grid Note, in the principal amount of $10,000,000, dated the Closing Date, by the Borrower in favor of the Bank, as same may be amended, restated, supplemented or modified, from time to time.

gg.       “Obligations” means any and all indebtedness or other obligations of the Borrower to the Bank in any capacity, now existing or hereafter incurred, however created or evidenced, regardless of kind, class or form, whether direct, indirect, absolute or contingent (including obligations pursuant to any guaranty, endorsement, other assurance of payment or otherwise and reimbursement obligations with respect to letters of credit), whether joint or several, whether from time to time reduced and thereafter increased, or entirely extinguished and thereafter reincurred, together with all extensions, renewals and replacements thereof, and all interest, fees, charges, costs or expenses which accrue on or in connection with the foregoing, including any indebtedness or obligations (i) not yet outstanding but contracted for, or with regard to which any other commitment by the Bank exists; (ii) arising prior to, during or after any pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of  whether allowed or allowable in such proceeding; (iii) owed by the Borrower  to others and which the Bank obtained, or may obtain, by assignment or otherwise; and (iv) payable under this Agreement or the Note.

hh.       “Operating Companies” shall mean the Borrower’s taxable real estate investment trust (REIT) Subsidiaries, except for Subsidiaries involved in the operation and management of parking garages.

ii.               “Person” means any natural person, corporation, limited liability company, limited liability partnership, business trust, joint venture, association, company, partnership, trust or Governmental Authority.

jj.               “Permitted Acquisition” means acquisitions of real property or related assets consistent with the businesses, as presently conducted, of Borrower and its Subsidiaries, provided that no Event of Default shall have occurred and is continuing at the time of, nor would occur as a result of, such proposed acquisition.

kk.         “Premises” means real property and improvements located at 8 Farm Springs Road, Farmington, Connecticut.

ll.               “Subordinated Debt” means all indebtedness of the Borrower which has been formally subordinated to payment and collection of the Obligations.

mm. “Subsidiary” means any corporation or other business entity of which at least fifty percent (50%) of the voting stock or other ownership interest is owned by the Borrower directly or indirectly through one or more Subsidiaries.  If the Borrower has no Subsidiaries, the provisions of this Agreement relating to the Subsidiaries shall be disregarded, without affecting the applicability of such provisions to the Borrower alone.

2.              REPRESENTATIONS AND WARRANTIES.  The Borrower makes the following representations and warranties, all of which shall be deemed to be continuing representations and warranties as long as this Agreement is in effect:

a.               Good Standing; Authority.  Each of the Borrower and the Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed.  The Borrower and the Guarantor is duly authorized to do business in each jurisdiction in which failure to be so qualified might have a Material Adverse Effect on its business or assets and has the power and authority to own each of its assets and to use them in the ordinary course of business now and in the future.

b.              Compliance.  The Borrower and the Guarantor each conducts its business and operations and the ownership of its assets in compliance with each applicable statute, regulation and other law, including environmental laws, except where the failure to comply would not have a Material Adverse Effect.  All approvals, including authorizations, permits, consents, franchises, licenses, registrations, filings, declarations, reports and notices (the “Approvals”) necessary for the conduct of the Borrower’s and the Guarantor’s business and for the Credit have been duly obtained and are in full force and effect.  Each of the Borrower and the Guarantor is in compliance with the Approvals.  Each of the Borrower and the Guarantor is in compliance with its certificate of incorporation, by-laws, partnership agreement, articles of organization, operating agreement or other applicable organizational or governing document as may be applicable to the Borrower or the Guarantor depending on its organizational structure (“Governing Documents”).  Each of the Borrower and the Guarantor is in compliance with each agreement to which it is a party or by which it or any of its assets is bound, except where the failure to comply would not have a Material Adverse Effect.

c.               Legality.  The execution, delivery and performance by the Borrower of this Agreement and all related documents, including the Transaction Documents, (i) are in furtherance of the Borrower’s and the Guarantor’s purposes and within its power and authority; (ii) do not (A) violate any statute, regulation or other law or any judgment, order or award of any court, agency or other governmental authority or of any arbitrator with respect to the Borrower or the Guarantor or (B) violate the Borrower’s or the Guarantor’s governing documents, constitute a default under any agreement binding on the Borrower or the Guarantor or result in a lien or encumbrance on any assets of the Borrower or the Guarantor, other than liens in favor of the Bank; (iii) have been duly authorized by all necessary organizational actions of the Borrower and the Guarantor and (iv) constitute legal, valid and binding obligations of Borrower and the Guarantor, as the case may be, enforceable against the Borrower and the Guarantor, as the case may be, in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, moratorium, insolvency and similar laws affecting creditors’ rights generally or by equitable principles of general application, regardless of whether considered in a proceeding in equity or at law.

d.              Financial Condition. The Borrower has heretofore furnished to the Bank the audited consolidated balance sheet of the Borrower and its Subsidiaries and the related consolidated statement of income, retained earnings and cash flow of the Borrower and its Subsidiaries, audited by BDO USA, LLP, independent certified public accountants, for the fiscal year ended December 31, 2010.  Such financial statements were prepared in conformity with G.A.A.P., applied on a consistent basis, and fairly present the consolidated financial condition and consolidated results of operations of the Borrower and its Subsidiaries as of the date of such financial statements and for the periods to which they relate.  Other than obligations and liabilities arising in the ordinary course of business since December 31, 2010, there are no obligations or liabilities contingent or otherwise, of the Borrower or any of its Subsidiaries which are not reflected or disclosed on such audited statements which would have a Material Adverse Effect.  The Borrower shall deliver to the Bank, a certificate of the Chief Financial Officer of the Borrower to that effect on the Closing Date.  Each of the Borrower and the Guarantor are Solvent.  The fiscal year of the Borrower is the calendar year.

e.               Title to Assets.  The Borrower and the Guarantor has good and marketable title to each of its assets free of security interests, mortgages or other liens or encumbrances, except as set forth on the schedule attached hereto and made part hereof (the “Schedule”) titled “Permitted Liens” or pursuant to the Bank’s prior written consent.

f.                 Judgments and Litigation.  There is no pending or threatened claim, audit, investigation, action or other legal proceeding or judgment, order or award of any court, agency or other governmental authority or arbitrator which involves the Borrower, the Guarantor or their respective assets (including the Premises) and might have a Material Adverse Effect upon the Borrower, the Guarantor or the Premises or threaten the validity of the Credit, any Transaction Document or any related document or action (an “Action”).

g.              Taxes. The Borrower and the Guarantor and each of their respective Subsidiaries has filed or has caused to be filed all tax returns (foreign, federal, state and local) required to be filed (including, without limitation, with respect to payroll and sales taxes) and the Borrower and the Guarantor and each of their respective Subsidiaries has paid all taxes (including, without limitation, all payroll and sales taxes), assessments and governmental charges and levies shown thereon to be due, including interest and penalties except taxes, assessments and governmental charges and levies being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with G.A.A.P. consistently applied shall have been provided on the books of the Borrower, the Guarantor and their respective Subsidiaries.

h.              Federal Reserve Regulations; Use of Proceeds.  Neither the Borrower, the Guarantor or any of their respective Subsidiaries is engaged principally in, nor has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States, as amended from time to time).  No part of the proceeds of any Loan and no other extension of credit hereunder will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or to carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund indebtedness originally incurred for such purposes, (ii) for any purpose which violates or is inconsistent with the provisions of Regulation T, U, or X of the Board of Governors of the Federal Reserve System or (iii) to fund all or any portion of the Divestiture.

i.                  Approvals. No registration with or consent or approval of, or other action by, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement, by the Borrower, or with the execution and delivery of other Transaction Documents by the Borrower or the Guarantor to which it is a party or, with respect to the Borrower, the borrowings and each other extension of credit hereunder other than registrations, consents and approvals received prior to the Closing Date and disclosed to the Bank and which are in full force and effect.

j.                  Subsidiaries and Affiliates. Schedule 2(j)  sets forth a correct and complete list of each of the Borrower’s and the Guarantor’s Subsidiaries and Affiliates as of the Closing Date showing as to each Subsidiary and Affiliate, its name, the jurisdiction of its incorporation, its shareholders or other owners of an interest in each Subsidiary and Affiliate and the number of outstanding shares or other ownership interest owned by each shareholder or other owner of an interest.

k.               Hazardous Materials.  The Borrower and the Guarantor is in compliance in all material respects with all applicable environmental laws and neither the Borrower nor the Guarantor nor any of their respective Subsidiaries has used Hazardous Materials on, from, or affecting any property now owned or occupied or hereafter owned or occupied by the Borrower, the Guarantor or any such Subsidiary in any manner which violates any applicable environmental laws.  To the best actual knowledge of any officer of the Borrower, no prior owner of any such property or any tenant, subtenant, prior tenant or prior subtenant have used Hazardous Materials on, from, or affecting such property in any manner which violates any applicable environmental law.

l.                  No Default.  No Default or Event of Default has occurred and is continuing.

m.            Compliance with Law.  Each of the Borrower, the Guarantor and their respective Subsidiaries is in compliance, with all laws, rules, regulations, orders and decrees with are applicable to the Borrower, the Guarantor or any such Subsidiary, or to any of their respective properties, including the Premises, which the failure to comply with could reasonably be expected to have a Material Adverse Effect.

n.              Full Disclosure.  Neither this Agreement nor any certificate, financial statement or other writing provided to the Bank by or on behalf of the Borrower or the Guarantor contains any statement of fact that is incorrect or misleading in any material respect or omits to state any fact necessary to make any such statement not incorrect or misleading.  The Borrower has not failed to disclose to the Bank any fact that might have a Material Adverse Effect on the Borrower or the Guarantor.

3.              AFFIRMATIVE COVENANTS.  So long as this Agreement is in effect, the Borrower will comply, and will cause the Guarantor to comply, with the following:

a.               Financial Statements and Other Information.  Promptly deliver to the Bank (i) within sixty (60) days after the end of each of its first three fiscal quarters, (a) an unaudited consolidated financial statement of the Borrower and its Subsidiaries as of the end of such quarter, which financial statement shall consist of income and cash flows for the quarter, for the corresponding quarter in the previous fiscal year and for the period from the end of the previous fiscal year, with a consolidated balance sheet as of the quarter end all in such detail as the Bank may reasonably request and (b) Form 10Q filed with the Securities and Exchange Commission with respect to such fiscal period; (ii) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year, (a)consolidated statements of the Borrower’s and its Subsidiaries’ income and cash flows and its consolidated balance sheet as of the end of such fiscal year, and to be (check applicable box, if no box is checked the financial statements shall be audited):

☒	audited	☐	reviewed	☐	compiled

by the Borrower’s regularly engaged independent registered public accountant, provided that such independent registered public accountant  is of national or regional reputation (the “Accountant”), setting forth comparative figures for the preceding fiscal year and (b) Form 10K filed with the Securities and Exchange Commission with respect to such fiscal year; all such statements shall be certified by the Borrower’s chief financial officer to be correct and in accordance with the Borrower’s and its Subsidiaries’ records and to present fairly the results of the Borrower’s and its Subsidiaries’ operations and cash flows and its financial position at year end; and (iii) with each statement of income, a certificate executed by the Borrower’s chief executive and chief financial officers or other such person responsible for the financial management of the Borrower (A) setting forth the computations required to establish the Borrower’s compliance with each financial covenant, if any, during the statement period, (B) stating that the signers of the certificate have reviewed this Agreement and the operations and condition (financial or other) of the Borrower and each of its Subsidiaries during the relevant period and (C) stating that no Event of Default occurred during the period, or if an Event of Default did occur, describing its nature, the date(s) of its occurrence or period of existence and what action the Borrower has taken with respect thereto.  The Borrower shall also promptly provide the Bank with copies of all annual reports, proxy statements and similar information distributed to shareholders, partners or members, and copies of all filings with the Securities and Exchange Commission and the Pension Benefit Guaranty Corporation, and shall provide, in form satisfactory to the Bank, such additional information, reports or other information as the Bank may from time to time reasonably request regarding the financial and business affairs of the Borrower or any Subsidiary.  The Borrower shall further provide, promptly following the filing thereof, copies of the United States federal tax returns filed by the Borrower and the Guarantor and such other financial information as the Bank may from time to time reasonably request.

b.              Accounting; Tax Returns and Payment of Claims.  The Borrower and the Guarantor will keep adequate records and proper books of record and account and maintain a system of accounting and reserves in accordance with generally accepted accounting principles, has filed and will file each tax return required of it and has paid and will pay when due each tax, assessment, fee, charge, fine and penalty imposed by any taxing authority upon it or any of its assets, income or franchises, as well as all amounts owed to mechanics, materialmen, landlords, suppliers and the like in the normal course of business which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that neither the Borrower nor the Guarantor shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and the Borrower or the Guarantor, as the case may be, shall have set aside on its books adequate reserves determined in accordance with G.A.A.P. with respect to any such tax, assessment, charge, levy or claim so contested; further, provided that, subject to the foregoing proviso, the Borrower and the Guarantor will pay or cause to be paid all such taxes, assessments, charges, levies or claims upon the commencement of proceedings to foreclose any lien which has attached as security therefore.

c.               Inspections.  Promptly upon the Bank’s request, the Borrower will permit, and cause the Guarantor to permit, the Bank’s officers, attorneys or other agents to inspect its and the Guarantor’s premises, examine and copy its records and discuss its and the Guarantor’s business, operations and financial or other condition with its and the Guarantor’s responsible officers and independent accountants.

d.              Operating Accounts.  Maintain, and cause the Guarantor to maintain, primary operating accounts with the Bank within six (6) months of the Closing Date.

e.               Changes in Management and Control.  If the Borrower is not an individual, immediately upon any change in the identity of the Borrower’s chief executive officer or in its beneficial ownership, the Borrower will provide to the Bank a certificate executed by its senior individual authorized to transact business on behalf of the Borrower, specifying such change.

f.                 Notice of Defaults and Material Adverse Changes.  Immediately upon acquiring reason to know of (i) any Event of Default, (ii) any event or condition that might have a Material Adverse Effect upon the Borrower or the Guarantor, (iii) any Action, (iv) the request by HFIC to renew or terminate the Lease, or (v) the acquisition, creation or establishment of any new Subsidiary and the acquisition of any new real properties, the Borrower will provide to the Bank a certificate executed by the Borrower’s senior individual authorized to transact business on behalf of the Borrower, specifying the date(s) and nature of the event or the Action and what action the Borrower or the Guarantor has taken or proposes to take with respect to it.

g.              Existence, Properties, Insurance.  Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or limited liability company, as applicable, existence, rights and franchises and comply in all material respects with all laws applicable to it; at all times maintain, preserve and protect all franchises, patents, trademarks, trade names and service marks necessary for the operation of its respective business, and preserve all of its property, in each case, material to its business and keep all property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted in the ordinary course at all times in the manner and custom of similar businesses; at all times preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary for the normal conduct of its business; and at all times maintain, and cause the Guarantor to maintain, property in good repair and will on request provide the Bank with evidence of insurance coverage satisfactory to the Bank, including fire and hazard, liability, workers’ compensation and business interruption insurance and flood hazard insurance as required.

h.              Payment of Indebtedness. Pay all indebtedness and obligations, now existing or hereafter arising, as and when due and payable except where (i) the validity or amount thereof is being contested in good faith and by appropriate proceedings, which proceedings shall include good faith negotiations, (ii) the Borrower, or the Guarantor has set aside on its books adequate reserves with respect thereto in accordance with G.A.A.P. applied on a consistent basis, and (iii) the failure to make such payment pending such contest could not reasonably be expected to have a Material Adverse Effect.

i.                  Compliance with Applicable Laws.  Comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, the breach of which could reasonably be expected to have a Material Adverse Effect, including, without limitation, the rules and regulations of the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation.

j.                  Environmental Laws. Comply in all material respects with the requirements of all applicable environmental laws, provide to the Bank all documentation in connection with such compliance that the Bank may reasonably request, and defend, indemnify, and hold harmless the Bank and its employees, agents, officers, and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (a) the presence, disposal, or release of any Hazardous Materials on any property at any time owned or occupied by the Borrower, Guarantor or any Subsidiary of the Borrower or any Guarantor; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (c) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (d) any violation of applicable Environmental Laws, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses.

k.               Further Assurances.  Promptly upon the request of the Bank, the Borrower will execute, and cause the Guarantor to execute, and deliver each writing and take each other action that the Bank deems necessary or desirable in connection with any transaction contemplated by this Agreement.

4.              NEGATIVE COVENANTS.  As long as this Agreement is in effect, the Borrower shall not violate, and shall not suffer, cause or permit the Guarantor to violate, any of the following covenants:

a.               Indebtedness.  Permit any indebtedness (including direct and contingent liabilities and indebtedness with respect to the Premises and all properties of the Borrower other than the Encumbered Properties) not described on Schedule 4(a)except for (i)  indebtedness owing to the Bank, (ii)trade indebtedness or current liabilities for salary, wages and related compensation incurred in the ordinary course of business and not substantially overdue and (iii)indebtedness incurred in connection with Permitted Acquisitions.

b.              Guaranties.  Become a guarantor, a surety, or otherwise liable for the debts or other obligations of another, whether by guaranty or suretyship agreement, agreement to purchase indebtedness, agreement for furnishing funds through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging indebtedness, or otherwise, except (i)as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business, (ii)as guarantor or surety under any performance bonds entered into in the ordinary course of business, (iii) except as may be specified in Schedule 4(b) and (iv) guaranties and other contingent obligations in connection with Permitted Acquisitions.

c.               Liens.  Permit any of its assets (including the Premises, but excluding the Encumbered Properties) to be subject to any security interest, mortgage or other lien or encumbrance, except as set forth on Schedule 4(c) and except for (i)liens in favor of the Bank, (ii)liens for taxes, assessments or charges not yet due; (iii)pledges and deposits to secure obligations or performance for workers’ compensation, bids, tenders, contracts other than notes, appeal bonds or public or statutory obligations; (iv)materialmens’, mechanics’, carriers’ and similar liens arising in the normal course of business and (v)liens arising or assumed in connection with Permitted Acquisition, provided that such liens shall not extend to the Premises.

d.              Investments.  Make any investment other than in FDIC insured deposits or United States Treasury obligations of less than one year, or in money market or mutual funds administering such investments, except for (i) so long as no Event of Default shall have occurred and is then continuing, (x) investments in its Operating Companies in connection with the Divestiture, (y) investments in the Non-Operating Companies and (z) Permitted Acquisitions, and (ii) those investments set forth on Schedule 4(d).

e.               Loans.  Make any loan, advance or other extension of credit except as disclosed on Schedule 4(e), except for (i) endorsements of negotiable instruments deposited to the Borrower’s deposit account for collection, (ii) trade credit in the normal course of business and (iii) so long as no Event of Default shall have occurred and is then continuing, (x) loans and advances to Operating Companies in connection with the Divestiture and (y) other loans and advances to its Non-Operating Companies.

f.                 Distributions.  Following the occurrence of an Event of Default, declare or pay any distribution, except for (i) dividends payable solely in stock, (ii) cash distributions and dividends paid to the Borrower by the Guarantor and (iii) distributions required to be made to maintain Borrower’s status as a real estate investment trust.

g.              Changes In Form.  (i) Transfer or dispose of substantially all of its assets, (ii) acquire substantially all of the assets of any other entity if a Default or an Event of Default has occurred and is then continuing or would occur as a result thereof, (iii) do business under or otherwise use any name other than its true name, (iv) make any material change in its business, structure, purposes or operations that might have a Material Adverse Effect on the Borrower or the Guarantor, or (v) participate in any merger, consolidation or other absorption (provided that any Subsidiary of the Borrower or the Guarantor may merge with and into the Borrower, the Guarantor or another Subsidiary so long as no Default or Event of Default has occurred and is then continuing or would occur as a result thereof).

h.              Nature of Business.  Change or alter in any material respect the nature of its business, from the nature of the business engaged in by it on the Closing Date, except as otherwise permitted herein.

i.                  Sale and Leaseback.  Enter into any arrangement or arrangements with any Person whereby it shall sell or transfer any property, whether real or personal, used or useful in its business, whether now owned or hereafter acquired, if at the time of such sale or disposition it intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.

j.                  Federal Reserve Regulations.  Permit any Loan or the proceeds of any Loan to be used for any purpose which violates or is inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

k.               Accounting Policies and Procedures; Tax Status.  (i) Permit any change in the accounting policies and procedures of the Borrower including a change in fiscal year, without the prior written consent of the Bank; provided, however, that any policy or procedure required to be changed by the FASB (or other board or committee of the FASB in order to comply with Generally Accepted Accounting Principles) may be so changed, or (ii) permit any change or take any action to change the tax status under the Code of the Borrower.

l.                  Hazardous Materials.  Cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance with all applicable federal, state and local laws or regulations, or cause or permit, as a result of any intentional or negligent act or omission on the part of the Borrower or any tenant or subtenant, a release of Hazardous Materials in violation of applicable law or regulation onto such property or asset or onto any other property, except to the extent any noncompliance or violation referred to in this subsection (m) could not reasonably be expected to have a Material Adverse Effect.

m.            Limitations on Fundamental Changes.  Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business or stock of any Person (other than Permitted Acquisitions) or liquidate, wind up or dissolve or suffer any liquidation or dissolution.

n.              Subordinated Debt.  Directly or indirectly prepay, defease, purchase, redeem, or otherwise acquire any Subordinated Debt or amend or modify any of the terms thereof.

o.              Transactions with Affiliates.  Except as set forth on Schedule 4(o), enter into any transaction including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms no less favorable to the Borrower they would obtain in a comparable arms length transaction with a Person not an Affiliate.

p.              Impairment of Security Interest.  Take or omit to take any action which might or would have the result of effecting or impairing the security interest in any property subject to a security interest in favor of the Bank and, except for permitted liens described in Section 4(c) above, the Borrower shall not grant to any person any interest whatsoever in any property subject to a security interest in favor of the Bank.

q.              Sale of Assets.  Sell, lease, transfer or otherwise dispose of their respective properties and assets, including the Premises, whether or not pursuant to an order of a federal agency or commission, except for (a) the sale of assets disposed of in the ordinary course of business, (b) the sale or other disposition of properties, assets, or businesses no longer used or useful in the conduct of their respective businesses, (c) dispositions of property and assets made in accordance with the terms of the Mortgage and (d) the sales or dispositions of assets which would not materially adversely affect the Bank’s collateral position.

r.                 Lease.  Amend or modify the Lease in any manner materially adverse to the interests of the Bank.

5.              FINANCIAL COVENANTS.  During the term of this Agreement, the Borrower shall not violate, and shall not suffer or permit any of its Subsidiaries to violate, any of the following covenants (complete applicable financial covenant) or any Additional Financial Covenants on Schedule 5.  For Sections (A), (C) and (D) below, all references to the Borrower shall include the Borrower and all of its Subsidiaries on a consolidated basis.  Unless a different measurement period is specified, compliance for the financial covenants shall be required at all times.

A.           Borrower shall maintain Net Worth of not less than (a) $80,000,000, for the period from Closing Date through December 31, 2012 or (b) $85,000,000, on January 1, 2013 and at all time thereafter, measured quarterly as of each fiscal quarter end on a trailing four-quarter basis.

B.             Borrower shall maintain a Leverage Ratio of not less than 0.60:1.00, measured quarterly as of each fiscal quarter end on a trailing four-quarter basis.

C.             Borrower shall maintain Fixed Charge Coverage Ratio of not less than 1.30:1.0, measured for the previous four quarters as of each fiscal quarter end, on a trailing four-quarter basis.

D.            Borrower shall have Liquidity of not less than $5,000,000 for a period not less than sixty (60) consecutive days in each twelve (12) month period.

6.              DEFAULT.

a.               Events of Default.  Any of the following events or conditions shall constitute an “Event of Default”:  (i) failure by the Borrower to pay when due (whether at the stated maturity, by acceleration, upon demand or otherwise) the Obligations (including without limitation principal, interest, fees and any reimbursement obligations with respect to a drawing under any Letter of Credit), or any part thereof, which failure is not cured within ten (10) days thereafter, or there occurs any event or condition which after notice, lapse of time or after both notice and lapse of time will permit acceleration of any Obligation; (ii) default by the Borrower in the performance of any material obligation, term, covenant or condition of this Agreement (including, without limitation, any covenant set forth in Section 3(a), Section 4 and Section 5 hereof), the other Transaction Documents or any other agreement with the Bank or any of its Affiliates or Subsidiaries (a “Bank Affiliate”); (iii) any representation or warranty made or deemed made by the Borrower in this Agreement or any other Transaction Document shall prove to be false or misleading in any material respect when made or given or when deemed made or given; (iv) failure by the Borrower or any of its Subsidiaries to pay when due (whether at the stated maturity, by acceleration, upon demand or otherwise) any indebtedness or obligation owing to any third party relating to indebtedness or obligations in excess of $1,000,000 or any Bank Affiliate, the occurrence of any event which could result in acceleration of payment of any such indebtedness or obligation or the failure to perform any agreement with any third party or any Bank Affiliate, and such failure to pay shall continue beyond any applicable notice, grace or cure period, provided that the Borrower is not then contesting the validity, amount or timing thereof in accordance with Section 3(h) hereof, provided that the Borrower will pay or cause to be paid all such indebtedness and obligations upon the commencement of proceedings to foreclose any lien which has attached as security therefore or post a bond (with the consent of, and on terms and conditions reasonably satisfactory to the Bank);  (v) the Borrower is dissolved, becomes insolvent, generally fails to pay or admits in writing its inability generally to pay its debts as they become due; (vi) the Borrower makes a general assignment, arrangement or composition agreement with or for the benefit of its creditors or makes, or sends notice of any intended, bulk sale; the sale, assignment, transfer or delivery of all or substantially all of the assets of the Borrower to a third party; or the cessation by the Borrower as a going business concern; (vii) the Borrower files a petition in bankruptcy or institutes any action under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian or similar official for the wind up of its business (or has such a petition or action filed against it and such petition action or appointment is not dismissed or stayed within forty-five (45) days); (viii) the reorganization, merger, consolidation or dissolution of the Borrower (or the making of any agreement therefor); (ix) the entry of one or more final judgments or orders of any court, other governmental authority or arbitrator against the Borrower or any of its Subsidiaries for the payment of money in an aggregate amount in excess of $1,000,000 (to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage), and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, satisfied or bonded, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party and is not released, vacated, stayed or bonded within thirty (30) days after its issue or levy; (x) falsity, omission or inaccuracy of facts submitted to the Bank or any Bank Affiliate (whether in a financial statement or otherwise); (xi) an adverse change in the Borrower, its business, assets, operations, affairs or condition (financial or otherwise) from the status shown on any financial statement or other document submitted to the Bank or any Bank Affiliate, and which change the Bank determines will have a Material Adverse Effect on (a) the Borrower, its business, assets, operations or condition (financial or otherwise), or (b) the ability of the Borrower to pay or perform the Obligations; (xii) any pension plan of the Borrower fails to comply with applicable law or has vested unfunded liabilities that, in the opinion of the Bank, might have a Material Adverse Effect on the Borrower’s ability to repay its debts; (xiii) any indication or evidence received by the Bank that the Borrower may have directly or indirectly been engaged in any type of activity which, in the Bank’s reasonable discretion, might result in the forfeiture or any property of the Borrower to any governmental authority; (xiv) Change of Control; (xv) sale, transfer or other disposition of the Premises without the prior written consent of the Bank; (xvi) any material provision of any Transaction Document shall for any reason cease to be in full force and effect in accordance with its terms or the Borrower shall so assert in writing; (xvii) vacancy of the Premises for more than six (6) months following the expiration of the Lease if the Borrower has not provided substitute collateral satisfactory to the Bank, in its sole discretion, with a value not less than $13,300,000 (based upon a 75% loan-to-value ratio) and pro forma evidence of a Debt Service Coverage Ratio of not less than 1.25:1.00; (xviii) the occurrence of any event described in Section 6(a)(i) through and including 6(a)(xvi) with respect to the Guarantor or to any endorser, guarantor or any other party liable for, or whose assets or any interest therein secures, payment of any of the Obligations; or (xv) the Bank in good faith deems itself insecure with respect to payment or performance of the Obligations.

b.              Rights and Remedies Upon Default.  Upon the occurrence of any Event of Default, the Bank without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon the Borrower, the Guarantor or any other person (all and each of which demands, presentments, protests, advertisements and notices are hereby waived), may exercise all rights and remedies under the Borrower’s or the Guarantor’s agreements with the Bank or its Affiliates, applicable law, in equity or otherwise and may declare  all or any part of any Obligations not payable on demand to be immediately due and payable without demand or notice of any kind and terminate any obligation it may have to grant any additional loan, credit or other financial accommodation to the Borrower or the Guarantor.  All or any part of any Obligations whether or not payable on demand, shall be immediately due and payable automatically upon the occurrence of an Event of Default in Section 6(a)(vi) above.  The provisions hereof are not intended in any way to affect any rights of the Bank with respect to any Obligations which may now or hereafter be payable on demand.  With respect to all Letters of Credit (as defined in the Note) that shall not have matured or presentment for honor shall not have occurred, the Borrower shall provide the Bank with Cash Collateral in an amount equal to the aggregate undrawn amount of such Letters of Credit.  Such Cash Collateral shall be applied to reimburse the Bank for drawings under Letters of Credit for which the Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations, with any amount remaining after such satisfactions to be returned to the Borrower or paid to such other party as may legally be entitled to the same.

7.              EXPENSES.  The Borrower shall pay to the Bank on demand all reasonable costs and expenses (including all fees and disbursements of counsel retained for advice, suit, appeal or other proceedings or purpose and of any experts or agents it may retain), which the Bank may incur in connection with (i) the administration of the Obligations, including any administrative fees the Bank may impose for the preparation of discharges, releases or assignments to third-parties; (ii) the enforcement and collection of any Obligations or any guaranty thereof; (iv) the exercise, performance, enforcement or protection of any of the rights of the Bank hereunder; or (v) the failure of the Borrower or the Guarantor to perform or observe any provisions hereof.  After such demand for payment of any cost, expense or fee under this Section or elsewhere under this Agreement, the Borrower shall pay interest at the highest default rate specified in any instrument evidencing any of the Obligations from the date payment is demanded by the Bank to the date reimbursed by the Borrower.  All such costs, expenses or fees under this Agreement shall be added to the Obligations.

8.              TERMINATION.  This Agreement shall remain in full force and effect until (i) all Obligations outstanding, or contracted or committed for (whether or not outstanding), shall be finally and irrevocably paid in full and (ii) all Transaction Documents have been terminated by the Bank.

9.              RIGHT OF SETOFF.  If an Event of Default occurs, the Bank shall have the right to set off against the amounts owing under this Agreement and the other Transaction Documents any property held in a deposit or other account or otherwise with the Bank or its Affiliates or otherwise owing by the Bank or its Affiliates in any capacity to the Borrower, the Guarantor or any guarantor of, or endorser of any of the Transaction Documents evidencing, the Obligations.  Such setoff shall be deemed to have been exercised immediately at the time the Bank or such Affiliate elect to do so.

10.       MISCELLANEOUS.

a.               Notices.  Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Borrower (at its address on the Bank’s records) or to the Bank (at the address on page one and separately to the Bank officer responsible for Borrower’s relationship with the Bank).  Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express).  Notice by e-mail is not valid notice under this or any other agreement between Borrower and the Bank.

b.              Generally Accepted Accounting Principles.  Any financial calculation to be made, all financial statements and other financial information to be provided, and all books and records, system of accounting and reserves to be kept in connection with the provisions of this Agreement, shall be in accordance with generally accepted accounting principles consistently applied during each interval and from interval to interval; provided, however, that in the event changes in generally accepted accounting principles shall be mandated by the Financial Accounting Standards Board or any similar accounting body of comparable standing, or should be recommended by Borrower’s certified public accountants, to the extent such changes would affect any financial calculations to be made in connection herewith, such changes shall be implemented in making such calculations only from and after such date as Borrower and the Bank shall have amended this Agreement to the extent necessary to reflect such changes in the financial and other covenants to which such calculations relate.

c.               Indemnification.  If after receipt of any payment of all, or any part of, the Obligations, the Bank is, for any reason, compelled to surrender such payment to any person or entity because such payment is unenforceable, void or voidable whether as a preference, an impermissible setoff, or a diversion of trust funds, or for any other reason, the Transaction Documents shall continue in full force and the Borrower shall be liable, and shall indemnify and hold the Bank harmless for, the amount of such payment surrendered.  The provisions of this Section shall be and remain effective notwithstanding any contrary action which may have been taken by the Bank in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Bank’s rights under the Transaction Documents and shall be deemed to have been conditioned upon such payment having become final and irrevocable.  The provisions of this Section shall survive the termination of this Agreement and the Transaction Documents.

d.              Further Assurances.  From time to time, the Borrower shall take, and cause the Guarantor to take, such action and execute and deliver to the Bank such additional documents, instruments, certificates, and agreements as the Bank may reasonably request to effectuate the purposes of the Transaction Documents.

e.               Cumulative Nature and Non-Exclusive Exercise of Rights and Remedies.  All rights and remedies of the Bank pursuant to this Agreement and the Transaction Documents shall be cumulative, and no such right or remedy shall be exclusive of any other such right or remedy.  In the event of any irreconcilable inconsistencies, this Agreement shall control.  No single or partial exercise by the Bank of any right or remedy pursuant to this Agreement or otherwise shall preclude any other or further exercise thereof, or any exercise of any other such right or remedy, by the Bank.

f.                 Governing Law; Jurisdiction.  This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State of New York.  Except as otherwise provided under federal law, this Agreement will be interpreted in accordance with the laws of the State of New York excluding its conflict of laws rules. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK IN NASSAU COUNTY OR SUFFOLK COUNTY AND CONSENTS THAT THE BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER’S ADDRESS SET FORTH ABOVE FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT THE BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Borrower.  Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

g.              Joint and Several; Successors and Assigns.  If there is more than one Borrower, each of them shall be jointly and severally liable for all amounts, which become due, and the performance of all obligations under this Agreement, and the term “the Borrower” shall include each as well as all of them.  This Agreement shall be binding upon the Borrower and upon its heirs and legal representatives, its successors and assignees, and shall inure to the benefit of, and be enforceable by, the Bank, its successors and assignees and each direct or indirect assignee or other transferee of any of the Obligations; provided, however, that this Agreement may not be assigned by the Borrower without the prior written consent of the Bank.

h.              Waivers; Changes in Writing.  No failure or delay of the Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The Borrower expressly disclaims any reliance on any course of dealing or usage of trade or oral representation of the Bank (including representations to make loans to the Borrower) and agrees that none of the foregoing shall operate as a waiver of any right or remedy of the Bank.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless made specifically in writing by the Bank and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No modification to any provision of this Agreement shall be effective unless made in writing in an agreement signed by the Borrower and the Bank.

i.                  Interpretation.  Unless the context otherwise clearly requires, references to plural includes the singular and references to the singular include the plural; references to “individual” shall mean a natural person and shall include a natural person doing business under an assumed name (e.g., a “DBA”); the word “or” has the inclusive meaning represented by the phrase “and/or”; the word “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; and captions or section headings are solely for convenience and not part of the substance of this Agreement.  Any representation, warranty, covenant or agreement herein shall survive execution and delivery of this Agreement and shall be deemed continuous.  Each provision of this Agreement shall be interpreted as consistent with existing law and shall be deemed amended to the extent necessary to comply with any conflicting law.  If any provision nevertheless is held invalid, the other provisions shall remain in effect.  The Borrower agrees that in any legal proceeding, a photocopy of this Agreement kept in the Bank’s course of business may be admitted into evidence as an original.

j.                  Participations and Assignments.  The Bank reserves the right to (a) or assign all or a portion of the Loans and its commitments thereunder , with the consent, not to be unreasonably withheld, of the Borrower unless the assignee is an affiliate of the Bank or an Event of Default has occurred and is then continuing, and (b) grant participations in the Loans and commitments thereunder to one or more financial institutions, provided, however, that no assignment shall be made or participation granted to an entity which is a competitor of Borrower  without the consent of the Borrower, which consent may be withheld in the sole discretion of Borrower. The Borrower authorizes Bank to disclose to any prospective assignee or participant, once approved by Borrower (if Borrower’s approval is required hereunder), any and all financial information in such Bank’s possession concerning the Borrower which has been delivered to Bank pursuant to this Agreement; provided that each such prospective participant shall execute a confidentiality agreement in form and substance reasonably acceptable to Borrower.

k.               Waiver of Jury Trial.  THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THE BORROWER AND THE BANK MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTIONS RELATED HERETO.  THE BORROWER REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER.  THE BORROWER ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

[the next page is the signature page]

Acknowledgment.  Borrower acknowledges that it has read and understands all the provisions of this Agreement, including the Governing Law, Jurisdiction and Waiver of Jury Trial, and has been advised by counsel as necessary or appropriate.

MANUFACTURERS AND TRADERS TRUST COMPANY

By
			Name:	Lisa Congemi-Doutney
			Title:	Vice President

GTJ REIT, INC.

By
			Name:	Douglas A. Cooper
			Title:	Treasurer

STATE OF NEW YORK	)
: SS.
COUNTY OF SUFFOLK	)

On the                       day of August, in the year 2011, before me, the undersigned, a Notary Public in and for said State, personally appeared Lisa Congemi-Doutney, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

ACKNOWLEDGMENT

STATE OF NEW YORK	)
: SS.
COUNTY OF	)

On the                       day of August, in the year 2011, before me, the undersigned, a Notary Public in and for said State, personally appeared Douglas A. Cooper, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

BANK USE ONLY

Authorization Confirmed:
Signature